Exhibit 99.1 FOR FURTHER INFORMATION: Sean T. Smith SVP – CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com

Press Release

FOR IMMEDIATE RELEASE
Tuesday, December 4, 2007

PHOTRONICS REPORTS FISCAL YEAR 2007 RESULTS

     BROOKFIELD, Connecticut December 4, 2007 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2007 fourth quarter and fiscal year results for the period ended October 28, 2007.

     Sales for the quarter were $101.6 million, down 11.9%, compared to $115.3 million for the fourth quarter of 2006. Semiconductor photomasks accounted for $80.3 million or 79.0% of revenues during the fourth quarter of fiscal 2007, while sales of flat panel display (FPD) photomasks accounted for $21.3 million or 21.0% of revenues. Net income for the fourth quarter of fiscal 2007 amounted to $0.4 million, or $0.01 per diluted share, compared to the prior year's fourth quarter net income of $9.8 million, or $0.21 per diluted share.

     Sales for the 2007 fiscal year were $421.5 million, down 7.3% from the $454.9 million reported in fiscal 2006. Semiconductor photomasks accounted for $339.4 million or 80.5% of revenues during fiscal 2007, while sales of FPD photomasks accounted for $82.1 million or 19.5%. Year-over-year, semiconductor photomask revenues decreased 4.4%, while FPD photomask revenues decreased 17.8%. Net income for fiscal 2007 amounted to $24.5 million, or $0.56 per diluted share, compared to the prior fiscal year’s net income of $29.3 million, or $0.66 per diluted share.

     Michael J. Luttati, Chief Executive Officer, shared his views of the Company’s reported results. “2007 can best be described as a year of transition for Photronics. While there were many external factors outside of our control that influenced performance during the year, we were disappointed with the year-end results. Despite this, we continue our intense focus on implementing strategic actions necessary to position the Company for future growth and believe our actions to be on target. All in all, we have strengthened our position going forward and have set our sights on recording a growth year in 2008.”

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Photronics, Inc.     15 Secor Road   •   Brookfield, Connecticut 06804   •   (203) 775-9000   •   www.photronics.com

Exhibit 99.1

PHOTRONICS REPORTS FISCAL YEAR 2007 RESULTS	PAGE TWO

     A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button at the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern time on Wednesday, December 5, 2007, and will be archived for instant replay access until the Company reports its fiscal first quarter results after the market closes on Wednesday, February 13, 2008. The dial-in number is (212) 231-2920.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

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Photronics, Inc.     15 Secor Road   •   Brookfield, Connecticut 06804   •   (203) 775-9000   •   www.photronics.com